Exhibit 10.32

January 31, 2006

Mr. Charles R. Newsom
1362 Brenner Park Drive
Venice, FL 34292
crnewsom@verizon.net

Dear Chuck:

This letter will confirm an offer of employment to you by Duane Reade Inc. (the “Company.”)

Your initial assignment will be as Senior Vice President, Store Operations, reporting directly to Mr. Richard Dreiling, President/CEO. You will be based at our headquarters office located at 440 9th Avenue, New York, NY. Your initial salary will be $325,000.00 annually ($12,500.00 paid Bi-weekly). Future salary increases will be based on demonstrated job performance in accordance to Company policy and practice.

The Company offers an executive benefit program in which you will be able to participate, subject to the terms of eligibility for the individual benefit plans. Those plans include a 401(k) program, major medical benefits and other welfare benefit packages. You will receive three (3) weeks of paid vacation each calendar year subject to restrictions of your job requirements. Please be aware that Company’s vacation policy does not allow carryover from year to year. Therefore, if the three weeks are not taken they are forfeited each year.

As an executive of the Company, you will be eligible to participate in the Company’s performance incentive plan at Fifty percent (50%) of your annual salary. The program is based on the attainment of company performance towards EBITDA targets and your individual performance towards goals mutually set between you and your immediate manager. Actual incentive payments will be paid yearly, usually at the end of the first quarter of each year, after Board approval. As with other executive benefits programs, eligibility and participation are subject to the specific provisions of the plan.

As an executive, you will be eligible to participate in the employee stock option plan. Subject to the terms and conditions of that plan, you will receive an initial grant of Thirteen Thousand (13,000) shares of Company stock options at a par value price of one hundred dollars ($100.00) per share. Under the current plan provisions, the shares vest at a rate of twenty percent (20%) per year of service with the Company. They will be 100% vested at the end of five (5) years employment. Nothing in this provision shall act as a guarantee of any specific value of the Company stock other than the value described in the stock plan itself.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Except as set forth in the following sentence, in the event the Company terminates your employment other than for “cause,” you will be paid severance equal to one-year salary at your then current salary payable in bi-weekly installments. For purposes of this Agreement “cause” shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the Chief Executive Officer, (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of this Agreement. In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments. You will not be entitled to any other compensation from the Company, including, without limitations, severance pay.

You will be reimbursed for all normal business expenses in accordance to Company policy. The Company will provide relocation assistance. The amount of assistance to be determined up to what is usual and customary for the offered position related to relocation (ie: moving expense, closing costs etc.).  It is committed that you and your family will endeavor to relocate to the New York City metro vicinity within three (3) months of your start date. In addition, the Company will provide temporary living during relocation for a period of three (3) months. You will be reimbursed for all normal business expenses in accordance to Company policy.

This letter is intended to memorialize the offer of employment provided by the Company and if these terms are acceptable, to create an at-will employment relationship under these terms. Nothing in this letter is intended or shall have the effect of modifying or amending the terms, conditions or requirements of any benefit plan, retirement plan or welfare plan or arrangement offered by the Company. During your employment, you will remain subject to, and be required to abide by, all terms, conditions and requirements of the policies and practices dictated by the Company for executive employees.

Sincerely,

Jim Rizzo
Vice President
Human Resources

Mr. Charles Newsom/Date
CC: Mr. Richard Dreiling—President/CEO